Exhibit 99


        First Busey Corporation ('BUSE') Announces 3-for-2 Stock Split

    URBANA, Ill., July 28 /PRNewswire-FirstCall/ -- First Busey Corporation (Nasdaq: BUSE) today announced that the Company's Board of Directors has declared a 3-for-2 stock split. The stock split will be effected in the form of a 50% stock dividend to be issued on August 3, 2004 for Shareholders of record at the close of business on August 2, 2004. Fractional share amounts resulting from the split will be paid to Shareholders in cash. This is First Busey Corporation's sixth stock split since 1985.
    The Company indicated that the stock split would result in the distribution of approximately 6.8 million additional shares of common stock. The stock split will lower the stock price to a range that may encourage additional investment by current and potential Shareholders and may result in enhanced liquidity for investors.
    On August 4, 2004, First Busey Corporation stock will begin trading at the adjusted price.
    First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has seventeen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a Banking Center in Indianapolis, Indiana and Loan Production Offices in Ft. Myers and Naples, Florida. Total assets of Busey Bank were $1.5 billion as of June 30, 2004. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were $137 million as of June 30, 2004. On June 1, 2004, First Busey Corporation completed its acquisition of First Capital Bank in Peoria, Illinois. First Capital Bank has three banking centers in Peoria and one in Pekin, Illinois. Total assets at First Capital Bank as of June 30, 2004 were $254 million. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com .
    Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately
$1.25 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $630 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.
    This presentation includes forward looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not be achieved. First Busey cautions you not to place undue reliance on these forward looking statements, as a number of important factors could cause actual future results to differ materially from the expectations and intentions expressed in such forward looking statements. These risks, uncertainties and other factors include: the general state of the stock markets, the economy and other factors that may influence investors generally.

SOURCE  First Busey Corporation
    -0-                             07/28/2004
    /CONTACT: Barbara J. Kuhl, President, of First Busey Corporation, +1-217-365-4513, fax, +1-217-365-4592/
    /Web site:  http://www.busey.com /
    (BUSE)

CO:  First Busey Corporation
ST:  Illinois
IN:  FIN
SU:  STS DIV